                                                                      Exhibit 23


                        CONSENT OF INDEPENDENT AUDITORS


To the Shareholders and Board of Directors of Unitrin, Inc.:

We consent to incorporation by reference in Registration Statements 33-58300, 33-47530, 333-4530, 333-38981 and 333-86935 of Unitrin, Inc., on Form S-8 of our
report dated June 15, 2001, relating to the statements of net assets available for plan benefits of the Unitrin, Inc. 401(k) Savings Plan ("Plan") as of December 31, 2000 and 1999 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 11-K of the Plan.




                                 /s/  KPMG LLP

Chicago, Illinois
June 15, 2001